Exhibit 8.1

May 24, 2007

Board of Managers

Liberty Renewable Fuels

3508 E. M-21

Corunna, Michigan 48817

Re:	Opinion Regarding Tax Matters

Ladies and Gentlemen:

We have acted as legal counsel to Liberty Renewable Fuels LLC, a Delaware limited liability company (the “Company”), in connection with its offering (the “Offering”) of Class A Units (the “Units”). As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-1 dated January 19, 2007, relating to the Offering (the “Registration Statement”).

You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the Offering will be consummated and that the operations of the Company will be conducted in a manner consistent with those described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render the opinion expressed below. Any material changes in the facts referred to, set forth or assumed here or in the Registration Statement may affect the conclusions stated herein.

Based on the foregoing, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading “Federal Income Tax Consequences of Owning Our Units” constitute our opinion unless otherwise noted. The statements provide a description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of the Units. Because future facts and circumstances may arise that would cause the Company to be treated as a publicly traded partnership, we express no opinion as to the future status of the Company as a partnership for federal income tax purposes.

Our opinion extends only to matters of law and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates, or nonresident aliens. The opinion expressed herein shall be effective only as of the date of this opinion letter. The opinion set forth herein is based upon known facts and existing law and regulations, all of which are

901 Main Street, Suite 6000

Dallas, Texas 75202  •  (214) 953-6000  •  fax (214) 953-5822

www.jw.com  •  Austin  •  Dallas  •  Fort Worth  •  Houston  •  San Angelo  •  San Antonio  •  Member of GLOBALAWSM

May 24, 2007

subject to change prospectively and retroactively. We assume no obligation to revise or supplement such opinions as to future changes of law or fact.

An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. This opinion is in no way binding on the IRS or on any court of law.

Our opinion was not intended or written to be used, and such opinion cannot be used by any taxpayer, for purposes of avoiding penalties that may be imposed under federal tax law. Our opinion has been written to support the promotion or marketing of interests in the Company. Individuals investing in Units should seek advice based on their own particular circumstances from an independent tax advisor with regard to their investment in such Units.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ Jackson Walker L.L.P.